PRESS RELEASE
FOR RELEASE JANUARY 26, 2011 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank, FSB

BCSB BANCORP, INC. REPAYS TARP FUNDS

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank, FSB, announced today that it has repurchased all $10.8 million of Series A Preferred Stock issued to the U.S. Treasury in December 2008 pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program. BCSB completed the repayment without raising additional capital.

“Our participation in the Capital Purchase Program came out of an abundance of caution during a period of tremendous financial market instability. We were very well capitalized before accepting these funds and will remain so after repayment. The terms of TARP, as well as the public’s perception of the program, have changed dramatically since we decided to participate,” commented President and Chief Executive Officer Joseph J. Bouffard. “We are especially pleased that we were able to repay this obligation without having to raise additional capital, which would have been dilutive to our shareholders. The TARP repayment will save our company $540,000 in annual preferred dividends. We believe that this action is in the best interest of our shareholders, customers and employees.”

As a result of the redemption, BCSB Bancorp, Inc. must accelerate accretion of the remaining discount on the preferred stock and record a reduction in retained earnings, thereby reducing net income available to common shareholders by approximately $300,000 during the three months ended March 31, 2011.

As part of the TARP program, the Company also issued in December 2008 a warrant to the U.S. Treasury to purchase up to $1.6 million of its common stock. The company has fifteen days after the repayment to take action to repurchase the warrant if it chooses to do so.

Founded in 1955, Baltimore County Savings Bank operates under its holding company, BCSB Bancorp, Inc. and provides regional community banking solutions through 18 locations across the Baltimore metropolitan area. For more information, visit www.baltcosavings.com.

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2010.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.